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                                                                    EXHIBIT (15)


                         SERVICE AND DISTRIBUTION PLAN


  WHEREAS, the Santa Barbara Group of Mutual Funds, Inc. (the "Company") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

  WHEREAS, shares of common stock of the Company is currently divided into series of shares, one of which is designated as The Starbuck Tisdale Growth and Income Funds (the "Fund");

  WHEREAS, shares of common stock of the Fund are divided into classes of shares, one of which is designated Class C;

  WHEREAS, the Company employs Ascher/Decision Services, Inc. (the "Distributor") as a distributor of the securities of which it is the issuer; and,

  WHEREAS, the Company and the Distributor have entered into an Underwriting Agreement dated September 17, 1996, pursuant to which the Company has employed the Distributor in such capacity during the continuous offering of shares of the Company.

  NOW, THEREFORE, the Company hereby adopts on behalf of the Fund with respect to its Class C shares, and the Distributor hereby agrees to the terms of, the Plan, in accordance with Rule 12b-1 under the Act on the following terms and conditions:

  1.a. The Fund shall pay to the Distributor, as the distributor of the Class C shares of the Fund, a fee for distribution of the shares at the rate of 0.75% on an annualized basis of the average daily net assets of the Fund's Class C shares, provided that, at any time such payment is made, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Directors shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

  b.   The Fund shall pay to the Distributor, as the distributor of

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the Class C shares of the Fund, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Fund's Class C shares, provided that, at any time such payment is made, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Directors shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

  2. The amount set forth in paragraph 1.a. of this Plan shall be paid for the Distributor's services as distributor of the shares of the Fund in connection with any activities or expenses primarily intended to result in the sale of the Class C shares of the Fund, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers (which may include the Distributor itself) and other financial institutions and organizations (collectively, the "Service Organizations") to obtain various distribution related and/or administrative services for the Fund. These services include, among other things, processing new shareholder account applications, preparing and transmitting to the Fund's Transfer Agent computer processable tapes of all transactions by customer and serving as the primary source of information to customers in answering questions concerning the Fund and their transactions with the Fund. The Distributor is also authorized to engage in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of the Fund. In addition, this Plan hereby authorizes payment by the Fund of the cost of preparing, printing and distributing Fund Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan. Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and contingent deferred sales charges received by the Distributor.
Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

  The amount set forth in paragraph 1.b. of this Plan may be used by the Distributor to pay securities dealers (which may include the Distributor itself) and other financial institutions and organizations for servicing shareholder accounts, including a continuing fee which may accrue immediately after the sale of shares.

  3.   The Plan shall not take effect with respect to the Class C

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shares of the Fund until it has been approved by a vote of the then sole shareholder of the Class C shares of the Fund.

  4. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

  5. After approval as set forth in paragraphs 3 and 4, this Plan shall take effect. The Plan of Distribution shall continue in force and effect as to the Class C shares of the Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

  6. The Distributor shall provide to the Directors of the Company, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

  7. This Plan may be terminated as to the Fund at any time, without payment of any penalty, by vote of the Directors of the Company, by vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding voting securities of Class C shares of the Fund on not more than 30 days' written notice to any other party to the Plan.

  8. This Plan may not be amended to increase materially the amount of distribution fee (including any service fee) provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 3 hereof, and not material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.

  9.   While this Plan is in effect, the selection and nomination of

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Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not such interested persons.

  10. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

  IN WITNESS WHEREOF, the Company, on behalf of the Fund, and the Distributor have executed this Service and Distribution Plan as of the ___ day of _________, 1996, to be effective _________, 1996.


                           THE SANTA BARBARA GROUP OF
                           MUTUAL FUNDS, INC.


                           By:_________________________________
                              Steven W. Arnold



                           ASCHER/DECISION SERVICES, INC.


                           By:_________________________________
                              Stephen Y. Ascher
                              President

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